Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
MedBioWeb Corp.
6701 Democracy Blvd., Ste. 300

Bethesda, MD 20817

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 18, 2006, relating to the financial statements of MedBioWeb Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

September 19, 2006